BDO Dunwoody LLP

600 Cathedral Place

Chartered Accountants

925 West Georgia Street

Vancouver, BC, Canada V6C 3L2

Telephone:  (604) 688-5421

Telefax:  (604) 688-5132

E-mail:  vancouver@bdo.ca

www.bdo.ca

Direct Line: (604) 443-4706

E-mail: ddejersey@bdo.ca

05-13952

February 28, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

United States

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on February 28, 2006 to be filed by our former client, Avani International Group Inc.  We agree with the statements made in response to that item insofar as they relate to our Firm.

Yours truly,

BDO DUNWOODY LLP

/s/ BDO Dunwoody LLP

Per:

Don de Jersey, CA

DdJ/sh